Exhibit 99.1

Titan Machinery Inc. Announces Fiscal First Quarter Ended April 30, 2013 Results

-First Quarter Revenue Increased 4.7% to $442 Million-

-First Quarter Results Impacted by Abnormally Delayed Spring Weather-

West Fargo, ND — June 6, 2013 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal first quarter ended April 30, 2013.

Fiscal 2014 First Quarter Results

For the first quarter of fiscal 2014, revenue increased 4.7% to $441.7 million from revenue of $421.7 million in the first quarter last year.  All four of the Company’s revenue sources—equipment, parts, service, and rental and other—contributed to this period-over-period revenue growth.  Equipment sales were $334.7 million for the first quarter of fiscal 2014, compared to $322.5 million in the first quarter last year.  Parts sales were $62.8 million for the first quarter of fiscal 2014, compared to $58.8 million in the first quarter last year.  Revenue generated from service was $32.0 million for the first quarter of fiscal 2014, compared to $29.8 million in the first quarter last year.  Revenue from rental and other increased to $12.1 million from $10.6 million in the first quarter last year.  First quarter of fiscal 2014 revenue was approximately $50 million less than the Company previously anticipated due to abnormally delayed spring weather combined with cautionary agriculture customer sentiment and the continued challenging industry conditions in the Construction segment.

Gross profit for the first quarter of fiscal 2014 was $73.9 million, compared to $70.4 million in the first quarter last year. The Company’s gross profit margin was 16.7% in the first quarter of fiscal 2014, flat compared to the first quarter last year.

Operating expenses were 15.6% of revenue or $68.9 million for the first quarter of fiscal 2014, compared to 13.0% of revenue or $54.9 million for the first quarter of last year.  The increase in operating expenses as a percentage of revenue reflects the impact of lower first quarter revenue and the higher operating expenses as a percent of revenue in the expanded Construction footprint.  The Company expects operating expenses as a percentage of sales to improve in coming quarters as it expects sales growth to improve.

Floorplan interest expense increased to $3.4 million for the first quarter of 2014 compared to $2.9 million for the same period last year due to increased levels of interest-bearing equipment inventory.  Other interest expense increased to $3.2 million for the first quarter of fiscal 2014 compared to $0.8 million for the same period last year due to the Company’s April 2012 convertible debt offering.

Pre-tax loss for the first quarter of fiscal 2014 was $1.0 million, compared to pre-tax income of $12.4 million in the first quarter last year.  Pre-tax Agriculture segment income was $8.0 million for the first quarter of fiscal 2014, compared to pre-tax income of $14.7 million in the first quarter last year.  Pre-tax Construction segment loss was $6.5 million for the first quarter of fiscal 2014, compared to pre-tax loss of $0.4 million in the first quarter last year.  The Agriculture and Construction segments were both affected by an abnormally late spring which lasted through the end of the first fiscal quarter of 2014.  Beginning with the first quarter of fiscal 2014, the Company is segmenting its International results.  In the first quarter of fiscal 2014, pre-tax International segment loss was $0.5 million, which was in-line with this seasonally soft quarter, compared to a pre-tax loss of $0.4 million in the first quarter last year.

Net loss attributable to common stockholders for the first quarter of fiscal 2014 was $0.4 million, compared to net income attributable to common stockholders of $7.5 million in the first quarter last year.  Loss per diluted share for the first quarter of fiscal 2014 was $0.02 compared to earnings per diluted share of $0.36 in the first quarter last year.

Balance Sheet

The Company ended the first quarter of fiscal 2014 with cash of $114.3 million.  The Company’s inventory level was $1.0 billion as of April 30, 2013, compared to $929.2 million at January 31, 2013. This inventory level primarily reflected an increase in new equipment, which increased to $608.3 million at April 30, 2013, from $542.2 million at January 31, 2013, while used equipment decreased to $273.4 million at April 30, 2013 from $275.6 million at January 31, 2013. The increase in new inventory is due to lower than anticipated equipment sales in the first quarter of fiscal 2014 and planned seasonal inventory stocking.  The Company had available $204.7 million of its $975 million total discretionary floorplan lines of credit as of April 30, 2013.

Acquisitions & New Store Openings

In the first quarter of fiscal 2014, the Company completed two acquisitions, consisting of two construction equipment dealership locations in the United States, including the Company’s first location in New Mexico.  The Company also opened its initial Ukrainian dealer facilities in Kiev in April 2013.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “As we previously reported, our first quarter results were impacted by abnormally delayed spring weather.  For our Agriculture segment, weather conditions in the second quarter have begun to normalize and the planting progress has significantly improved.   We expect the Agriculture revenue that was delayed in the first quarter reflected primarily a timing issue and will be realized in the coming quarters.  As a result, we continue to anticipate top line sales growth and are reiterating our annual 2014 sales guidance that we issued on our fiscal 2013 year end release.”

Mr. Meyer continued, “Our Construction business was also impacted by the late spring weather, as well as the challenging conditions in this industry and the cost of expanding our distribution network. As we discussed on our last conference call, we are focused on a number of key initiatives to drive top and bottom line improvements in our Construction segment and expect to see improvements in the second quarter and the remainder of the year. We believe that our Construction segment is an integral part of our long-term growth strategy and remain confident it will be a structural component of our top and bottom line growth.”

Fiscal 2014 Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of each customer’s business.  The Company is reiterating its recently updated annual guidance. For the full year ending January 31, 2014, the Company anticipates revenue in the range of $2.35 billion to $2.55 billion, net income attributable to common stockholders in the range of $36.4 million to $42.8 million, and earnings per diluted share in the range of $1.70 to $2.00 based on estimated weighted average diluted common shares outstanding of 21.4 million.

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time).  A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com.  An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 359-3624 from the U.S.  International callers can dial (719) 325-2455.  A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, June 20, 2013, by dialing dial (877) 870-5176 from the U.S., or dial (858) 384-5517 from international locations, and entering confirmation code 9805771.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 106 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including two outlet stores, and 14 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Brands (NYSE: CNH), a majority-owned subsidiary of Fiat Industrial (Milan: FI.MI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding Construction segment initiatives, Agriculture segment revenue realization, growth and profitability expectations, and the expected results of operations for upcoming quarters and the fiscal year ending January 31, 2014 including components of such expected results of operations, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served.  These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1105

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	April 30,	January 31,
	2013	2013
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$114,252	$124,360
Receivables, net	86,019	121,786
Inventories	1,001,227	929,216
Prepaid expenses and other	9,786	8,178
Income taxes receivable	7,384	503
Deferred income taxes	8,170	8,357
Total current assets	1,226,838	1,192,400
INTANGIBLES AND OTHER ASSETS
Noncurrent parts inventories	3,900	3,507
Goodwill	30,944	30,903
Intangible assets, net of accumulated amortization	14,200	14,089
Other	8,545	8,534
Total intangibles and other assets	57,589	57,033
PROPERTY AND EQUIPMENT, net of accumulated depreciation	230,049	194,641
TOTAL ASSETS	$1,514,476	$1,444,074
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$33,867	$28,282
Floorplan notes payable	761,978	689,410
Current maturities of long-term debt	10,151	10,568
Customer deposits	31,260	46,775
Accrued expenses	35,869	29,590
Income taxes payable	—	310
Total current liabilities	873,125	804,935

LONG-TERM LIABILITIES
Senior convertible notes	126,446	125,666
Long-term debt, less current maturities	58,480	56,592
Deferred income taxes	47,723	47,411
Other long-term liabilities	8,970	9,551
Total long-term liabilities	241,619	239,220
STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share, 45,000 shares authorized; 21,103 shares issued and outstanding at April 30, 2013; 21,092 shares issued and outstanding at January 31, 2013	—	—
Additional paid-in-capital	237,263	236,521
Retained earnings	160,310	160,724
Accumulated other comprehensive loss	(926)	(735)
Total Titan Machinery Inc. stockholders’ equity	396,647	396,510
Noncontrolling interest	3,085	3,409
Total stockholders’ equity	399,732	399,919
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,514,476	$1,444,074

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended April 30,
	2013	2012
	(Unaudited)	(Unaudited)
REVENUE
Equipment	$334,745	$322,528
Parts	62,837	58,844
Service	31,998	29,752
Rental and other	12,094	10,599
TOTAL REVENUE	441,674	421,723

COST OF REVENUE
Equipment	303,823	292,085
Parts	44,711	40,653
Service	11,363	10,363
Rental and other	7,829	8,213
TOTAL COST OF REVENUE	367,726	351,314

GROSS PROFIT	73,948	70,409

OPERATING EXPENSES	68,933	54,856

INCOME FROM OPERATIONS	5,015	15,553

OTHER INCOME (EXPENSE)
Interest and other income	597	488
Floorplan interest expense	(3,442)	(2,898)
Other interest expense	(3,167)	(793)

INCOME (LOSS) BEFORE INCOME TAXES	(997)	12,350

BENEFIT FROM (PROVISION FOR) INCOME TAXES	394	(4,891)

NET INCOME (LOSS) INCLUDING NONCONTROLLING INTEREST	(603)	7,459

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(189)	(138)
NET INCOME (LOSS) ATTRIBUTABLE TO TITAN MACHINERY INC.	$(414)	$7,597

NET (INCOME) LOSS ALLOCATED TO PARTICIPATING SECURITIES	5	(70)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(409)	$7,527

EARNINGS (LOSS) PER SHARE - DILUTED	$(0.02)	$0.36
WEIGHTED AVERAGE COMMON SHARES - DILUTED	20,854	20,962

TITAN MACHINERY INC.

Fourth Quarter & Full Year Segment Results

(in thousands)

	Three Months Ended April 30,
	2013	2012	% Change
	(Unaudited)	(Unaudited)
Revenues
Agriculture	$360,344	$353,580	1.9%
Construction	82,841	81,608	1.5%
International	27,730	5,930	367.6%
Segment revenues	470,915	441,118	6.8%
Eliminations	(29,241)	(19,395)	(50.8)%
Total	$441,674	$421,723	4.7%

Income (Loss) Before Income Taxes
Agriculture	$7,999	$14,722	(45.7)%
Construction	(6,538)	(380)	(1620.5)%
International	(526)	(403)	(30.5)%
Segment income (loss) before income taxes	935	13,939	(93.3)%
Shared Resources	(1,238)	(752)	(64.6)%
Eliminations	(694)	(837)	17.1%
Total	$(997)	$12,350	(108.1)%

Note: The Company reports its revenues and income (loss) before income taxes at the segment level before inter-company eliminations.